UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                       December 13, 2011

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12040	13-4230695
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

No Change
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01.  Entry into a Material Definitive Agreement.

On December 13, 2011, Sun Healthcare Group, Inc. ("Sun") entered into Amendment No. 1 (the “Amendment”) to Credit Agreement dated as of October 18, 2010 (the “Credit Agreement”) with Credit Suisse AG, as administrative and collateral agent, and the lenders party thereto.   The Amendment provides for, among other things, (i) an adjustment to the financial maintenance covenants in the Credit Agreement, including the interest coverage test and the total leverage covenant, and (ii) an increase in the interest rate applicable to borrowings under the Credit Agreement of 1.25%.  Additionally, the Amendment allows Sun to repurchase the loans outstanding under the term loan facility at below par under certain circumstances and subject to certain conditions. In connection with the Amendment, Sun voluntarily prepaid an aggregate principal amount of $50.0 million of term loans.  After giving effect to the prepayment of term loans, $89.9 million of term loans remain outstanding under the Credit Agreement.  The Credit Agreement also provides for a $60.0 million revolving credit facility ($30.0 million of which may be utilized for letters of credit) and a $75.0 million funded letter of credit facility funded by proceeds of additional term loans, which was fully utilized at September 30, 2011.  The revolving credit facility was undrawn as of September 30, 2011 but was utilized for $0.4 million of letters of credit as of that date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 1 to Credit Agreement, dated December 13, 2011, among Sun Healthcare Group, Inc., the lenders party thereto and Credit Suisse AG, as administrative and collateral agent.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Jeffrey M. Kreger
Name: Jeffrey M. Kreger
Title: Senior Vice President and Corporate Controller

Dated:  December 13, 2011